Filed Pursuant to Rule 424(b)(5)
Registration No. 333-295772
Prospectus Supplement
(To Prospectus dated May 11, 2026)
Up to $44,621,570 of
Common Stock

UMH Properties, Inc.
This prospectus supplement relates to the issuance and sale from time to time of up to $44,621,570 of shares of our common stock, $0.10 par value per share, pursuant to an equity distribution agreement dated September 16, 2024, as amended, with BMO Capital Markets Corp., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, B. Riley Securities, Inc. and Compass Point Research & Trading, LLC, as Distribution Agents, relating to the issuance and sale from time to time of shares of our common stock having an aggregate sales price of up to $150,000,000. Of that amount, we have sold shares of our common stock having an aggregate offering price of $105,378,430 as of the date of this prospectus supplement, pursuant to a Registration Statement on Form S-3ASR (Registration No. 333-272051), filed with the Securities and Exchange Commission, or the SEC, on May 18, 2023, and a prospectus supplement, dated September 16, 2024. Accordingly, as of the date of this prospectus supplement, shares of common stock having an aggregate offering price of up to $44,621,570 remain available for offer and sale pursuant to this prospectus supplement and the prospectus dated May 11, 2026 included in a new Registration Statement on Form S-3ASR (Registration No. 333-295772) that we filed with the SEC on May 11, 2026.
Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “UMH.” The last reported sale price of our common stock on the NYSE on May 11, 2026 was $15.57 per share. The shares of common stock offered by this prospectus supplement have been approved for listing on the NYSE.
We are organized and conduct our operations to qualify as a real estate investment trust, or REIT. Our common stock is subject to certain restrictions on ownership and transfer intended, among other purposes, to assist us in qualifying as a REIT. See “Description of Capital Stock – Restrictions on Ownership and Transfer” in the accompanying prospectus for a description of these restrictions.
Sales of shares of our common stock under this prospectus supplement and the accompanying prospectus may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including sales made directly on or through the NYSE, sales made to or through a market maker or sales made by any other method permitted by law, including, but not limited to, negotiated transactions and block trades. The Distribution Agents are not required to sell any specific number or dollar amount of securities, but will use commercially reasonable efforts consistent with their normal trading and sales practices, on mutually agreed terms between the Distribution Agents and us.
The Distribution Agents are entitled to compensation at a mutually agreed commission rate of up to 2% of the gross sales proceeds from sales of shares of our common stock sold under the equity distribution agreement. In connection with the sale of shares of our common stock on our behalf, the Distribution Agents may be deemed to be “underwriters” within the meaning of the Securities Act and the compensation of the Distribution Agents may be deemed to be underwriting commissions or discounts.
Investing in our common stock involves risks, including those described under “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 3 of the accompanying prospectus, and the risks set forth under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2025, as they may be updated by our subsequent reports filed with the SEC, all of which are incorporated by reference into this Prospectus Supplement.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

BMO Capital Markets	J.P. Morgan	Wells Fargo Securities

B. Riley Securities		Compass Point

Prospectus Supplement dated May 12, 2026

PROSPECTUS SUPPLEMENT
PROSPECTUS
You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus in making a decision about whether to invest in our common stock. We have not, and the Distribution Agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.
This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS
You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our common stock. These documents contain important information that you should consider before making your investment decision. The accompanying prospectus contains information about our securities generally, some of which does not apply to the common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference into the accompanying prospectus.
It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference into this prospectus supplement and the accompanying prospectus before making your investment decision. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted.
You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms “our,” “us,” “our company” and “we” as used in this prospectus supplement refer to UMH Properties, Inc. and its consolidated subsidiaries. All references in this prospectus supplement to the Annual Report on Form 10-K for the year ended December 31, 2025 refer to our Annual Report on Form 10-K, as filed with the SEC on February 25, 2026.
S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, each include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements relating to our liquidity and capital resources, portfolio performance and results of operations contain forward-looking statements. Furthermore, all of the statements regarding future financial performance are forward-looking statements. We are including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Securities Act and Exchange Act for any such forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, are based on management’s belief and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result,” “seek,” and similar expressions, or the negative use of these words, are intended to identify forward-looking statements, but the absence of these words does not necessarily mean that statement is not a forward-looking statement. Forward-looking statements include statements about our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts.
The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus supplement and the accompanying prospectus under the heading “Risk Factors,” as well as “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as included in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein. These and other risks, uncertainties and factors could cause our actual results to differ materially from those included in any forward-looking statements we make. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from our expectations include, among others:
•	changes in the real estate market conditions and general economic conditions;
•
the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations affecting manufactured housing communities and illiquidity of real estate investments;

•	increased competition in the geographic areas in which we own and operate manufactured housing communities;
•	our ability to continue to identify, negotiate and acquire manufactured housing communities and/or vacant land which may be developed into manufactured housing communities on terms favorable to us;
•	our ability to maintain or increase rental rates and occupancy levels;
•	changes in market rates of interest;
•	inflation and increases in costs, including personnel, insurance and the cost of purchasing manufactured homes;
•	our ability to purchase manufactured homes for rental or sale;
•	our ability to repay debt financing obligations;
•	our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;
•	our ability to comply with certain debt covenants;
•	our ability to integrate acquired properties and operations into existing operations;
•	the availability of other debt and equity financing alternatives;
•	continued ability to access the debt or equity markets;
S-iii

•	the loss of any member of our management team;
•
our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are made in a timely manner in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;

•	the ability of manufactured home buyers to obtain financing;
•	the level of repossessions by manufactured home lenders;
•	market conditions affecting our investment securities;
•	changes in federal or state tax rules or regulations that could have adverse tax consequences;
•	our ability to qualify as a real estate investment trust for U.S. federal income tax purposes;
•	litigation, judgments or settlements, including costs associated with prosecuting or defending claims and any adverse outcomes;
•	changes in real estate and zoning laws and regulations, including the enactment of rent control laws or laws taxing the owners of manufactured homes;
•	legislative or regulatory changes, including changes to laws governing the taxation of REITs;
•	risks and uncertainties related to pandemics or other highly infectious or contagious diseases; and
•	those other risks and uncertainties referenced under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our other filings with the SEC.
You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
S-iv

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should carefully read the “Risk Factors” sections beginning on page S-4 of this prospectus supplement and page 3 of the accompanying prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2025 to determine whether an investment in our common stock is appropriate for you.
UMH Properties, Inc.
UMH Properties, Inc. is a Maryland corporation operating as a self-administered and self-managed qualified real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code (the “Code”). Our primary business is the ownership and operation of manufactured home communities – leasing manufactured homesites to residents. We also lease manufactured homes to residents and, through our wholly-owned taxable REIT subsidiary, UMH Sales and Finance, Inc. (“S&F”), sell and finance the sale of manufactured homes to residents and prospective residents of our communities and for placement on customers’ privately-owned land. In 2022, we also formed an opportunity zone fund, UMH OZ Fund, LLC (“OZ Fund”), to acquire, develop and redevelop manufactured home communities requiring substantial capital investment and located in areas designated as Qualified Opportunity Zones by the Treasury Department pursuant to a program authorized under the Tax Cuts and Jobs Act of 2017 (the “TCJA”). The purpose of this program is to encourage long-term investment in economically distressed areas. We hold a 77% interest in the OZ Fund, which owns two communities, located in South Carolina and Georgia.
As of March 31, 2026, we operated a portfolio of 145 manufactured home communities, of which 142 are majority owned and are included in our consolidated operations with the remaining three owned through our joint ventures with Nuveen Real Estate in which we have has a 40% interest. One of these joint ventures owns two communities in Florida (Sebring Square and Rum Runner) and one joint venture owns one community in Pennsylvania (Honey Ridge). Of the 142 majority owned communities, 140 are owned 100% by us with the remaining two owned by our Opportunity Zone Fund, in which we have a 77% interest. Our portfolio of 145 communities contain a total of approximately 27,100 developed homesites, of which 11,200 contain rental homes that are leased to residents. These 145 communities are located in twelve states consisting of New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. In addition, we have over 1,000 self-storage units available for leasing by residents.
A manufactured home community is designed to accommodate detached or semi-attached, single-family manufactured homes. These manufactured homes are produced off-site by manufacturers and installed on sites within the communities. These homes may be improved with the addition of features constructed on-site, including garages, screened rooms and carports. Manufactured homes are available in a variety of designs and floor plans, offering many amenities and custom options. Each homeowner leases the site from us on which the manufactured home is located. Generally, we own the underlying land, utility connections, streets, lighting, driveways, common area amenities and other capital improvements and are responsible for enforcement of community rules and regulations and maintenance.
Manufactured homes are accepted by the public as a viable and economically attractive alternative to conventional site-built single-family housing. The affordability of the modern manufactured home makes it a very attractive housing alternative. Depending on the region of the country, prices per square foot for a new manufactured home average up to 50 percent less than a comparable site-built home, excluding the cost of land. This is due to a number of factors, including volume purchase discounts, inventory control of construction materials and control of all aspects of the construction process, which is generally a more efficient, environmentally friendly and streamlined process as compared to a site-built home. In addition, manufactured homes are built in factories, shielded from the weather-related elements, using a controlled environment for efficiency and quality, with components assembled and inspected before being transported to the final site.
In addition to our manufactured home communities, we also own a portfolio of investment securities, consisting of marketable equity securities issued by other REITs, which represented 1.2% of undepreciated assets (which is our total assets excluding accumulated depreciation) at March 31, 2026. These liquid real estate holdings provide additional diversification, liquidity and income. However, other than purchasing marketable equity securities through automatic dividend reinvestments, we have not made any purchases of REIT securities during 2023, 2024 and 2025 and we do not intend to increase our investments in our REIT securities portfolio.

Our executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9997. We currently have approximately 553 employees. Our common stock and Series D Preferred Stock are listed on the NYSE. Our common stock is also listed on the Tel Aviv Stock Exchange, or TASE. Our website is located at www.umh.reit. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

The Offering
Issuer
UMH Properties, Inc., a Maryland corporation.
Manner of Offering
“At the market” offering that may be made from time to time through the Distribution Agents, as agents and/or principal, subject to our instruction as to amount and timing. See “Plan of Distribution” beginning on page S-11 of this prospectus supplement.
Securities Offered
Up to $44,621,570 in aggregate sales price of our common stock, $0.10 par value per share.
Common Stock Outstanding
85,166,195 shares (as of May 11, 2026).
Restriction on Ownership and Transfer
For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code. In order to assist us in maintaining our qualification as a REIT, our charter provides that no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8%, in value or in number of shares (whichever is more restrictive), of our outstanding stock (other than shares of our excess stock), subject to certain exceptions. In addition, under our charter no person may own, or be deemed to own, shares of our stock (other than shares of our excess stock) that would result in shares of our stock being owned by fewer than 100 persons, our being “closely held” within the meaning of Section 856 of the Code or our otherwise failing to qualify as a REIT under the Code. See “Description of Capital Stock – Restrictions on Ownership and Transfer” in the accompanying prospectus.
Tax Consequences
The U.S. federal income tax consequences of purchasing, owning and disposing of shares of our common stock are summarized in “Material United States Federal Income Tax Consequences” in the accompanying prospectus.
Use of Proceeds
We intend to use the net proceeds from any sales of common stock in this offering for working capital and general corporate purposes, which may include purchases of manufactured homes for sale or lease to customers, expansion of our existing communities, potential acquisitions of additional properties, and possible repayment of indebtedness on a short-term basis, including amounts borrowed under our revolving credit facility. Until we use the net proceeds from this offering, the net proceeds may be deposited in interest-bearing cash accounts or invested in short-term or readily marketable securities (including money market accounts or other investments that may or may not be investment grade). See “Use of Proceeds” on page S-9 of this prospectus supplement.
NYSE symbol
“UMH”
Risk Factors
Investing in our common stock involves risks. Before deciding to invest in our common stock, please read carefully the sections entitled “Risk Factors” beginning on page S-4 of this prospectus supplement and page 3 of the accompanying prospectus and in the reports we file with the SEC pursuant to the Exchange Act, including our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent Quarterly Reports on Form 10-Q that we file with the SEC pursuant to the Exchange Act, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

RISK FACTORS
An investment in our common stock involves risks. In addition to other information in this prospectus supplement, you should consider carefully the following risks, as well as the risks described in our most recent Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our Quarterly Reports on Form 10-Q as filed with the SEC pursuant to the Exchange Act, and the other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to our common stock. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, liquidity, results of operations, prospects and our ability to make cash dividends to holders of our common stock. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement.
Risks Related to This Offering
The market price and trading volume of our common stock may fluctuate significantly.
The per-share trading price of our common stock may fluctuate. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per-share trading price of our common stock declines significantly, investors in our common stock may be unable to resell their shares at or above the purchase price. We cannot provide any assurance that the per-share trading price of our common stock will not fluctuate or decline significantly in the future.
Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:
•	actual or anticipated variations in our quarterly operating results or dividends;
•	changes in our funds from operations or earnings estimates;
•	publication of research reports about us or the real estate industry;
•	prevailing interest rates;
•	the market for similar securities;
•	changes in market valuations of similar companies;
•	adverse market reaction to any additional debt we incur in the future;
•	additions or departures of key management personnel;
•	actions by institutional stockholders;
•	speculation in the press or investment community;
•	the extent of investor interest in our securities;
•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;
•	our underlying asset value;
•	investor confidence in the stock and bond markets, generally;
•	changes in tax laws;
•	future equity issuances;
•	failure to meet earnings estimates;
•	failure to maintain our REIT status;
•	changes in valuation of our REIT securities portfolio;
•	general economic and financial market conditions;
•	war, terrorist acts, pandemics and epidemic disease;

•	our issuance of debt or preferred equity securities;
•	our financial condition, results of operations and prospects; and
•
the realization of any of the other risk factors presented in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per-share trading price of our common stock.
Market interest rates may have an effect on the value of our common stock.
One of the factors that may influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to prevailing interest rates. A future increase in prevailing interest rates may lead prospective investors in our common stock to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. As a result, higher market interest rates could cause the market price of our common stock to decrease.
The number of shares of our common stock available for future issuance or sale could adversely affect the per-share trading price of our common stock.
Future issuance or sale of substantial numbers of shares of our common stock in the public market or the perception that such issuances or sales might occur could adversely affect the per-share trading price of our common stock. The per-share trading price of our common stock may decline significantly upon the sale or registration of additional shares of our common stock.
The market value of our common stock could decrease based on our performance and market perception and conditions.
The market value of our common stock may be based primarily upon the market’s perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our common stock is influenced by the distributions made to holders of our common stock relative to market interest rates. Rising interest rates may lead potential buyers of our common stock to expect a higher distribution rate, which could adversely affect the market price of common stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.
Investors may experience dilution as a result of this offering and future offerings of common or preferred stock or other equity securities, which may adversely affect the per-share trading price of our common stock.
This offering may have a dilutive effect on our earnings per share and funds from operations per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. Our Board of Directors may authorize the issuance of additional authorized but unissued shares of common stock or other securities at any time, including pursuant to equity incentive plans. The actual amount of dilution from this offering, or from any future offering of common or preferred stock or other equity securities, will be based on numerous factors, particularly the use of proceeds and the return generated by such investment, and cannot be determined at this time. The per-share trading price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.
We cannot assure you that we will be able to pay distributions regularly.
Our ability to pay distributions in the future is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries and is subject to limitations under our financing arrangements and Maryland law. Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts became due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution. Accordingly, we cannot guarantee that we will be able to pay distributions on a regular quarterly basis in the future.
We are subject to restrictions that may impede our ability to effect a change in control.
Certain provisions contained in our charter and bylaws and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control. These provisions include the following:
•
Our charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a “staggered board.” By preventing common shareholders from voting on the election of more than one class of directors at any annual meeting of shareholders, this provision may have the effect of keeping the current members of our Board of Directors in control for a longer period of time than shareholders may desire.

•
Our charter generally limits any holder from acquiring more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock). While this provision is intended to assure our ability to remain a qualified REIT for Federal income tax purposes, the ownership limit may also limit the opportunity for shareholders to receive a premium for their shares of common stock that might otherwise exist if an investor was attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of equity stock or otherwise effect a change in control.

•
The request of shareholders entitled to cast at least a majority of all votes entitled to be cast at such meeting is necessary for shareholders to call a special meeting. We also require advance notice by common shareholders for the nomination of directors or proposals of business to be considered at a meeting of shareholders.

•
Our Board of Directors may authorize and cause us to issue securities without shareholder approval. Under our charter, the board has the power to classify and reclassify any of our unissued shares of capital stock into shares of capital stock with such preferences, rights, powers and restrictions as the Board of Directors may determine.

•
“Business combination” provisions that provide that, unless exempted, a Maryland corporation may not engage in certain business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested shareholder” or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder became an interested shareholder, and thereafter unless specified criteria are met. An interested shareholder is defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question.

•
The duties of directors of a Maryland corporation do not require them to, among other things (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any shareholders rights plan, (c) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act to exempt any person or transaction from the requirements of those provisions, or (d) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the shareholders in an acquisition.

Future issuances of debt securities, which would be senior to our common stock upon liquidation, or preferred equity securities, which would be senior to our common stock for purposes of dividend distributions and upon liquidation, may adversely affect the per-share trading price of our common stock.
Our Series D Preferred Stock, as well as the terms of our existing senior bonds and other indebtedness, limit our ability to make distributions to holders of our common stock. In addition, we may in the future attempt to increase our capital resources by issuing additional debt securities, additional shares of our Series D Preferred Stock and/or additional classes or series of preferred stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings, and holders of our preferred stock, will be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. Outstanding shares of our Series D Preferred Stock have, and any shares of preferred stock that we issue in the future could have, a preference on liquidating distributions and/or a preference on dividend payments that could limit our ability to pay dividends to the holders of our common stock. Because our decision to issue securities senior to our common stock in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of future issuances. As a result, holders of our common stock bear the risk of our future securities issuances reducing the per-share trading price of our common stock.
Future price increases in response to inflation may adversely affect our business and our ability to acquire or dispose of real property or real estate-related investments at attractive prices and our profitability may be reduced.
We will be exposed to inflation risk as high inflation may tighten credit and increase prices, including prices of manufactured homes that we order to sell or rent to customers. Further, if interest rates rise, such as during an inflationary period, the cost of acquisition capital may also rise. As a result, during a period of inflation, our profitability may be reduced.
There are restrictions on the transfer of our capital stock.
To maintain our qualification as a REIT under the Code, no more than 50% in value of our outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Code to also include certain entities, during the last half of a taxable year. Accordingly, our charter contains provisions restricting the transfer of our capital stock. These restrictions may discourage a tender offer or other transaction, or a change in management or of control of us that might involve a premium price for our common stock or that our shareholders otherwise believe to be in their best interests, and may result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.
The dual-listing of our common stock on both the NYSE and TASE may result in price variations that could adversely affect liquidity of the market for our common stock.
Our common stock is listed and traded on both the NYSE and the TASE. The dual-listing may result in price variations of our common stock between the two exchanges due to various factors, including the use of different currencies and the different days and hours of trading for the two exchanges. Any decrease in the trading price of our common stock in one market could cause a decrease in the trading price in the other market. In addition, the dual-listing may adversely affect liquidity and trading prices on one or both of the exchanges as a result of circumstances that may be outside of our control. For example, transfers by holders of our securities from trading on one exchange to the other could result in increases or decreases in liquidity and or trading prices on either or both of the exchanges. Holders could also seek to sell or buy our common stock to take advantage of any price differences between the two markets through a practice referred to as arbitrage. Any such arbitrage activity could create volatility in both the price and volume of trading of our common stock.
The existing mechanism for the dual-listing of securities on the NYSE and the TASE may be eliminated or modified in a manner that may subject us to additional regulatory burden and additional costs.
The current Israeli regulatory regime provides a mechanism for the dual-listing of securities traded on the NYSE and the TASE that does not impose any significant regulatory burden or significant costs on us. If this dual-listing regime is eliminated or modified, it may become more difficult for us to comply with the regulatory requirements, and this could result in additional costs. In such event, we may consider delisting of our common stock from the TASE.
Affiliates of certain of the Distribution Agents may receive benefits in connection with this offering.
BMO Bank, N.A. (“BMO”), an affiliate of BMO Capital Markets Corp., J.P. Morgan Chase Bank, N.A. (“JPMorgan”), an affiliate of J.P. Morgan Securities LLC, and Wells Fargo Bank, N.A. (“Wells Fargo”), an affiliate of Wells Fargo Securities, LLC, are lenders under our unsecured revolving credit facility, and BMO Capital Markets Corp. serves as lead arranger and book runner and JPMorgan and Wells Fargo serve as joint lead arrangers and joint book runners under this credit facility. In addition, BMO serves as administrative agent under this facility. To the extent that we elect to use a portion of the net proceeds from this offering to repay borrowings outstanding under our unsecured revolving credit facility, BMO, JPMorgan and Wells Fargo will receive their proportionate shares of any amount of the unsecured revolving credit facility that is repaid with the net proceeds from this offering. These transactions create potential conflicts of interest because each of BMO, JPMorgan and Wells Fargo has an interest in the successful completion of this offering beyond the sales commissions it will receive. These interests may influence the decision regarding the terms and circumstances under which the offering is completed.
Dividends on our common stock do not qualify for the reduced tax rates available for some dividends.
Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, including the dividends on our common stock, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income. Although these rules do not adversely affect our taxation or the dividends payable by us, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive an investment in us to be relatively less attractive than an investment in the stock of a non-REIT corporation that pays dividends, which could materially and adversely affect the value of the shares of, and per-share trading price of, our capital stock, including our common stock.

USE OF PROCEEDS
We intend to use the net proceeds from sales of common stock in this offering for working capital and general corporate purposes, which may include purchases of manufactured homes for sale or lease to customers, expansion of our existing communities, potential acquisitions of additional properties, and possible repayment of indebtedness on a short-term basis, including amounts borrowed under our revolving credit facility. Until we use the net proceeds from this offering, the net proceeds may be deposited in interest bearing cash accounts or invested in short-term or readily marketable securities (including money market accounts or other investments that may or may not be investment grade), which are consistent with assisting us in maintaining our qualification as a REIT. Any such temporary investments are expected to provide a lower net return than we anticipate achieving from our investments in properties.
As of May 8, 2026, we had a balance of $10 million outstanding under our unsecured revolving credit facility. As amended and restated on May 7, 2026, our unsecured revolving credit facility matures on May 7, 2031 (which maturity may be extended for an additional one year at our option subject to certain conditions). Amounts outstanding under our unsecured revolving credit facility bear interest, at our option, at the Secured Overnight Financing Rate (“SOFR”) plus 1.30% to 1.90% (depending on our overall leverage ratio), or at BMO Bank, N.A.’s prime lending rate plus 0.30% to 0.90% (depending on our overall leverage ratio).
Affiliates of certain of the Distribution Agents are lenders under our unsecured revolving credit facility and will receive pro rata portions of any net proceeds from this offering that are used to repay amounts outstanding thereunder. See “Risk Factors” and “Plan of Distribution.”

AUTHORIZED AND OUTSTANDING CAPITAL STOCK
As of May 12, 2026, our authorized capital stock consists of 205,413,800 shares, classified as 183,713,800 shares of common stock, par value $0.10 per share, 18,700,000 shares of Series D Preferred Stock, and 3,000,000 shares of excess stock. The excess stock is designed to help us protect our status as a REIT under the Code. See “Description of Capital Stock – Restrictions on Ownership and Transfer” on page 7 of the accompanying prospectus.
As of May 11, 2026, 85,166,195 shares of common stock were issued and outstanding, 12,982,064 shares of Series D Preferred Stock were issued and outstanding, and no shares of any other class of capital stock, including excess stock, were issued and outstanding.
Under the MGCL and our charter, a majority of our entire Board of Directors has the power, without action by our common stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Our Board of Directors is also authorized under the MGCL and our charter to classify and reclassify any unissued shares of our common stock, preferred stock and excess stock into other classes, including classification into a class or classes of preferred stock, preference stock, special stock or other stock and to divide or classify shares into one or more series of such class. We believe that the power to issue additional shares of stock and to classify or reclassify unissued shares of stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which shares of our stock may be listed or traded.

PLAN OF DISTRIBUTION
On September 16, 2024, we entered into an equity distribution agreement with the Distribution Agents (as amended, the “equity distribution agreement”) under which we may offer and sell shares of our common stock having an aggregate sales price of up to $150,000,000 from time to time through the Distribution Agents, as agents or principal. As of the date of this prospectus supplement, we have sold shares of our common stock having an aggregate offering price of $105,378,430 under the equity distribution agreement, with shares of common stock having an aggregate offering price of up to $44,621,570 remaining available for sale pursuant to the equity distribution agreement. Sales of shares of our common stock under this prospectus supplement, if any, will be in “at the market offerings” as defined in Rule 415 under the Securities Act, including, without limitation, sales made directly on the NYSE or on any other existing trading market for our common stock or to or through a market maker or maker or any other method permitted by law, including, but not limited to, negotiated transactions and block trades. The Distribution Agents will not engage in any transactions that stabilize our common stock.
From time to time during the term of the equity distribution agreement, we will notify each Distribution Agent of the maximum amount of shares of our common stock to be sold, the dates on which such sales are requested to be made, the minimum price below which sales may not be made and any limitation on the number of shares that may be sold in any one day. Once we have so instructed each Distribution Agent, unless such Distribution Agent declines to accept the terms of such notice or until such notice is terminated or suspended as permitted by the equity distribution agreement, each Distribution Agent will use commercially reasonable efforts consistent with their normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of the Distribution Agents under the equity distribution agreement are subject to a number of customary conditions that we must meet. The obligation of the Distribution Agents under the equity distribution agreement to sell shares pursuant to any notice is subject to a number of conditions, which the Distribution Agents reserve the right to waive in their sole discretion.
Each Distribution Agent will provide written confirmation to us no later than the opening of the trading day following the trading day on which such Distribution Agent has sold shares of our common stock for us under the equity distribution agreement. Each confirmation will include the number of shares sold on that day, the aggregate compensation payable by us to the applicable Distribution Agents in connection with the sale and the net proceeds to us from the sale of the shares.
Settlement for sales of our common stock will occur on the first trading day following the date on which any sales are made or some other date as may be agreed upon by us and the applicable Distribution Agent, with respect to any particular transaction. Sales of our common stock as contemplated by this prospectus supplement will be settled through the facilities of The Depositary Trust Company or by such other means as we and the Distribution Agents may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
We will pay each Distribution Agent a commission at a mutually agreed rate of up to 2% of the gross sale proceeds from sales of shares of our common stock under the equity distribution agreement. If shares of our common stock having an aggregate offering price of $10,000,000 or more have not been offered and sold under the equity distribution agreement by the eighteen-month anniversary of the equity distribution agreement (or such earlier date on which we terminate the equity distribution agreement), we will reimburse the Distribution Agents for up to $100,000 of their reasonable fees and disbursements of counsel for the Distribution Agents incurred by them in connection with the transactions contemplated by the equity distribution agreement. We have also agreed to pay various fees and other expenses related to this offering. The Distribution Agents may also receive customary brokerage commissions from purchasers of our common stock in compliance with FINRA Rule 2121. The Distribution Agents may effect sales to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Distribution Agents and/or purchasers of shares of our common stock for whom they may act as agents or to whom they may sell as principal. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In connection with the sale of shares of our common stock on our behalf hereunder, each of the Distribution Agents may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Distribution Agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Distribution Agents against specified liabilities, including liabilities under the Securities Act.

The offering of our common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of our common stock subject to the equity distribution agreement or (ii) the termination of the equity distribution agreement by the Distribution Agents or us in accordance with the terms of the equity distribution agreement.
This summary of the material provisions of the equity distribution agreement does not purport to be a complete statement of its terms and conditions. The original equity distribution agreement was filed with the SEC as an exhibit to a current report on Form 8-K filed on September 16, 2024 and an amendment thereto entered into on May 12, 2026 will be filed with the SEC as an exhibit to a current report on Form 8-K. The equity distribution agreement, as so amended, is incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus is a part. See “Where You Can Find More Information” in this prospectus supplement.
The Distribution Agents and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The Distribution Agents and such affiliates have received, or may in the future receive, customary fees and expenses for these transactions. In addition, in the ordinary course of their various business activities, the Distribution Agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Distribution Agents or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
BMO Bank, N.A., an affiliate of BMO Capital Markets Corp., JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities LLC, and Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, are lenders under our unsecured revolving credit facility, and BMO Capital Markets Corp. serves as lead arranger and book runner and JPMorgan and Wells Fargo serve as joint lead arrangers and joint book runners under this credit facility. In addition, BMO serves as administrative agent under this credit facility. To the extent that we elect to use a portion of the net proceeds from this offering to repay borrowings outstanding under our unsecured revolving credit facility, BMO Bank, N.A., JPMorgan Chase Bank and Wells Fargo Bank, N.A. will receive their proportionate shares of any amount of the unsecured revolving credit facility that is repaid with the net proceeds from this offering.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Paul Hastings LLP as our securities and tax counsel. Certain legal matters with respect to the validity of the shares of common stock being offered will be passed upon for us by Womble Bond Dickinson (US) LLP. Certain legal matters in connection with this offering will be passed upon for the Distribution Agents by Hunton Andrews Kurth LLP.
EXPERTS
The consolidated financial statements and schedules of UMH Properties, Inc. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, included in our Annual Report on Form 10-K for the year ended December 31, 2025, have been incorporated by reference herein in reliance upon the report of PKF O’Connor Davies, LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. We also maintain an internet site at www.umh.reit that contains information concerning us. The information contained on, or otherwise accessible through, our website is not part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus.
This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omit some of the information contained in the registration statement. We have also filed exhibits to the registration statement which are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any contract or other document. You may obtain a copy of the registration statement, including the exhibits, as described in the previous paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information contained in documents that we file with the SEC. That means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we later file with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. The incorporated documents contain significant information about us, our business and our finances.
We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information “furnished” to the SEC under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference), until we sell all the securities offered by this prospectus supplement:
•
Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 25, 2026 (including the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025 from our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2026);

•	Our Quarterly Report on Form 10-Q for the three-months ended March 31, 2026, filed with the SEC on April 30, 2026;
•	Our Current Report on Form 8-K filed with the SEC on May 11, 2026 (other than any information in such report that was “furnished” but not “filed”);
•
All other reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part, except for reports and information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference; and

•
The descriptions of our Common Stock and Series D Preferred Stock contained in Exhibit 4.5 — Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 25, 2026.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this prospectus supplement and the accompanying prospectus.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to us at:
UMH Properties, Inc.
Attention: Stockholder Relations
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, NJ 07728
(732) 577-9997
The documents may also be accessed at our website at www.umh.reit. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

UMH PROPERTIES, INC.
Common Stock
Preferred Stock
Warrants
Debt Securities
We may use this prospectus to offer and sell our common stock, $0.10 par value per share (“Common Stock”), preferred stock (“Preferred Stock”), warrants to purchase shares of our Common Stock, Preferred Stock or other securities or rights, or debt securities from time to time. The securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus. Our Common Stock and 6.375% Series D Cumulative Redeemable Preferred Stock, $0.10 par value per share (“Series D Preferred Stock”), are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbols “UMH” and “UMH.PRD,” respectively. Our Common Stock is also traded on the Tel Aviv Stock Exchange (the “TASE”).
We will provide the specific terms and conditions of these securities in supplements to this prospectus in connection with each offering. Such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. See “Description of Capital Stock -Restrictions on Ownership and Transfer.” Please read this prospectus and the applicable prospectus supplement carefully before you invest.
We may offer the securities directly, through agents designated by us from time to time, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement.
An investment in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of risk factors that you should consider in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 11, 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may from time to time sell in one or more offerings any of the securities described in this prospectus, or any combination thereof. Unless otherwise indicated or the context requires otherwise, in this prospectus, references to “the company,” “our company,” “we,” “us” and “our” mean UMH Properties, Inc. and its consolidated subsidiaries. In this prospectus, we refer collectively to our Common Stock and Preferred Stock as our “capital stock” and our capital stock and debt securities as “securities.”
You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus. The prospectus supplement may add to, update or change the information contained in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities as exhibits to the registration statement. We may file certain other legal documents that control the terms of the securities as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC’s website or at the SEC offices mentioned under the heading “Where You Can Find More Information,” or can be obtained by writing or telephoning us at the following address and telephone number:
UMH Properties, Inc.
Attention: Stockholder Relations
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, NJ 07728
(732) 577-9997

UMH PROPERTIES, INC.
UMH Properties, Inc. is a Maryland corporation operating as a self-administered and self-managed qualified real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code (the “Code”). Our primary business is the ownership and operation of manufactured home communities - leasing manufactured homesites to residents. We also lease manufactured homes to residents and, through our wholly-owned taxable REIT subsidiary, UMH Sales and Finance, Inc. (“S&F”), sell and finance the sale of manufactured homes to residents and prospective residents of our communities and for placement on customers’ privately-owned land. In 2022, we also formed an opportunity zone fund, UMH OZ Fund, LLC (“OZ Fund”), to acquire, develop and redevelop manufactured home communities requiring substantial capital investment and located in areas designated as Qualified Opportunity Zones by the Treasury Department pursuant to a program authorized under the Tax Cuts and Jobs Act of 2017 (the “TCJA”). The purpose of this program is to encourage long-term investment in economically distressed areas. We hold a 77% interest in the OZ Fund, which owns two communities, located in South Carolina and Georgia.
As of March 31, 2026, we operated a portfolio of 145 manufactured home communities, of which 142 are majority owned and are included in our consolidated operations with the remaining three owned through our joint ventures with Nuveen Real Estate in which we have has a 40% interest. One of these joint ventures owns two communities in Florida (Sebring Square and Rum Runner) and one joint venture owns one community in Pennsylvania (Honey Ridge). Of the 142 majority owned communities, 140 are owned 100% by us with the remaining two owned by our Opportunity Zone Fund, in which we have a 77% interest. Our portfolio of 145 communities contain a total of approximately 27,100 developed homesites, of which 11,200 contain rental homes that are leased to residents. These 145 communities are located in twelve states consisting of New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. In addition, we have over 1,000 self-storage units available for leasing by residents.
A manufactured home community is designed to accommodate detached or semi-attached, single-family manufactured homes. These manufactured homes are produced off-site by manufacturers and installed on sites within the communities. These homes may be improved with the addition of features constructed on-site, including garages, screened rooms and carports. Manufactured homes are available in a variety of designs and floor plans, offering many amenities and custom options. Each homeowner leases the site from us on which the manufactured home is located. Generally, we own the underlying land, utility connections, streets, lighting, driveways, common area amenities and other capital improvements and are responsible for enforcement of community rules and regulations and maintenance.
Manufactured homes are accepted by the public as a viable and economically attractive alternative to conventional site-built single-family housing. The affordability of the modern manufactured home makes it a very attractive housing alternative. Depending on the region of the country, prices per square foot for a new manufactured home average up to 50 percent less than a comparable site-built home, excluding the cost of land. This is due to a number of factors, including volume purchase discounts, inventory control of construction materials and control of all aspects of the construction process, which is generally a more efficient, environmentally friendly and streamlined process as compared to a site-built home. In addition, manufactured homes are built in factories, shielded from the weather-related elements, using a controlled environment for efficiency and quality, with components assembled and inspected before being transported to the final site.
In addition to our manufactured home communities, we also own a portfolio of investment securities, consisting of marketable equity securities issued by other REITs, which represented 1.2% of undepreciated assets (which is our total assets excluding accumulated depreciation) at March 31, 2026. These liquid real estate holdings provide additional diversification, liquidity and income. However, other than purchasing marketable equity securities through automatic dividend reinvestments, we have not made any purchases of REIT securities during 2023, 2024 and 2025 and we do not intend to increase our investments in our REIT securities portfolio.
Our executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9997. We currently have approximately 553 employees. Our Common Stock and Series D Preferred Stock are listed on the NYSE. Our Common Stock is also listed on the TASE. Our website is located at www.umh.reit. Information contained on our website is not a part of this prospectus.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus and in the accompanying prospectus supplement, including, without limitation, the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2026 and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements with respect to our financial condition, results of operations and business. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. Forward-looking statements can be identified by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking.
The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described below and under the headings “Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K. These and other risks, uncertainties and factors could cause our actual results to differ materially from those included in any forward-looking statements we make. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from our expectations include, among others:
•	changes in the real estate market conditions and general economic conditions;
•
the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations affecting manufactured housing communities and illiquidity of real estate investments;

•	increased competition in the geographic areas in which we own and operate manufactured housing communities;
•	our ability to continue to identify, negotiate and acquire manufactured housing communities and/or vacant land which may be developed into manufactured housing communities on terms favorable to us;
•	our ability to maintain or increase rental rates and occupancy levels;
•	changes in market rates of interest;
•	inflation and increases in costs, including personnel, insurance and the cost of purchasing manufactured homes;
•	our ability to purchase manufactured homes for rental or sale;
•	our ability to repay debt financing obligations;
•	our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;
•	our ability to comply with certain debt covenants;
•	our ability to integrate acquired properties and operations into existing operations;
•	the availability of other debt and equity financing alternatives;
•	continued ability to access the debt or equity markets;
•	the loss of any member of our management team;
•
our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are made in a timely manner in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;

•	the ability of manufactured home buyers to obtain financing;
•	the level of repossessions by manufactured home lenders;

•	market conditions affecting our investment securities;
•	changes in federal or state tax rules or regulations that could have adverse tax consequences;
•	our ability to qualify as a REIT for U.S. federal income tax purposes;
•	litigation, judgments or settlements, including costs associated with prosecuting or defending claims and any adverse outcomes;
•	changes in real estate and zoning laws and regulations, including the enactment of rent control laws or laws taxing the owners of manufactured homes;
•	legislative or regulatory changes, including changes to laws governing the taxation of REITs;
•	risks and uncertainties related to pandemics or other highly infectious or contagious diseases; and
•	those risks and uncertainties referenced under the heading “Risk Factors” contained in our most recent Form 10-K and the Company’s filings with the SEC.
In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” on page 3 of this prospectus and in the applicable prospectus supplement and those in the documents we incorporate by reference that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

USE OF PROCEEDS
We will disclose the intended use of proceeds from the sale of any securities under this prospectus in any applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our charter and bylaws for a complete description.
General. As of May 11, 2026, our authorized capital stock consists of 205,413,800 shares, classified as 183,713,800 shares of Common Stock, par value $0.10 per share, 18,700,000 shares of 6.375% Series D Cumulative Redeemable Preferred Stock, par value $0.10 per share, and 3,000,000 shares of excess stock, par value $0.10 per share. The excess stock is designed to help us protect our status as a REIT under the Code. See “—Restrictions on Ownership and Transfer.”
As of May 8, 2026, 85,166,195 shares of Common Stock were issued and outstanding, 12,982,064 shares of Series D Preferred Stock were issued and outstanding, and no shares of any other class of capital stock were issued and outstanding. Our outstanding shares of Common Stock and Series D Preferred Stock are listed on the NYSE. Our Common Stock is also listed on the TASE.
Under the MGCL and our charter, a majority of our entire Board of Directors has the power, without action by our common stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Our Board of Directors is also authorized under the MGCL and our charter to classify and reclassify any unissued shares of our Common Stock, Preferred Stock and excess stock into other classes, including classification into a class or classes of Preferred Stock, preference stock, special stock or other stock and to divide or classify shares into one or more series of such class. We believe that the power to issue additional shares of stock and to classify or reclassify unissued shares of stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which shares of our stock may be listed or traded. Before issuance of shares of each class or series, our Board of Directors is required by the MGCL and our charter to set, subject to restrictions in our charter on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Thus, although we have no present intention of doing so, our Board of Directors could authorize the issuance of shares of stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our Common Stock or otherwise be in their best interest.
Restrictions on Ownership and Transfer. To qualify as a REIT under the Code, we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an actual or constructive owner of 10% or more of our company, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.
Our charter prohibits any transfer of shares of our stock or any other change in our capital structure that would result in:
•
any person directly or indirectly acquiring beneficial or constructive ownership of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our stock (other than shares of excess stock);

•	outstanding shares of our stock (other than shares of excess stock) being beneficially owned by fewer than 100 persons;
•	us being “closely held” within the meaning of Section 856 of the Code; or
•	us otherwise failing to qualify as a REIT under the Code.
Our charter requires that any person who acquires or attempts to acquire shares of our stock (other than shares of excess stock), in violation of these restrictions, which we refer to as the ownership limits, give immediate written notice, or in the event of a proposed or attempted transfer at least 15 days’ prior written notice, to us. If any person attempts to transfer shares of our stock, or attempts to cause any other event to occur, that would result in a violation of the ownership limits, then, absent special permission from our Board of Directors:
•
any proposed transfer will be void ab initio, the purported transferee of such shares will acquire no interest in the shares and the shares that were subject to the attempted transfer or other event will, effective as of the close of business on the business day before the date of the attempted transfer or other event, automatically, without action by us or any other person, be converted into and exchanged for an equal number of shares of excess stock;

•
we may redeem any outstanding shares of excess stock and, before the attempted transfer or other event that results in a conversion into and exchange for shares of excess stock, any shares of our stock of any other class or series that are attempted to be owned or transferred in violation of the ownership limits, at a price equal to the lesser of the price per share paid in the attempted transfer or other event that violated the ownership limits and the last reported sales price of shares of such class of our stock on the NYSE on the day we give notice of redemption or, if shares of such class of our stock are not then traded on the NYSE the market price of such shares determined in accordance with our charter; and

•	our Board of Directors may take any action it deems advisable to refuse to give effect to, or to prevent, any such attempted transfer or other event.
Shares of excess stock will be held in book entry form in the name of a trustee appointed by us to hold the excess shares for the benefit of one or more charitable beneficiaries appointed by us and a beneficiary designated by the purported transferee, which we refer to as the designated beneficiary, whose ownership of the shares of our stock that were converted into and exchanged for excess stock does not violate the ownership limits. The purported transferee may not receive consideration in exchange for designating the designated beneficiary in an amount that exceeds the price per share that the purported transferee paid for the shares of our stock converted into and exchanged for shares of excess stock or, if the purported transferee did not give value for such shares, the market price of the shares on the date of the purported transfer or other event resulting in the conversion and exchange. Any excess amounts received by the purported transferee as consideration for designating the designated beneficiary must be paid to the trustee for the benefit of the charitable beneficiary. Upon the written designation of a designated beneficiary and the waiver by us of our right to redeem the shares of excess stock, the trustee will transfer the shares of excess stock to the designated beneficiary and, upon such transfer, the shares of excess stock will automatically be converted into and exchanged for the number and class of shares of our stock as were converted into and exchanged for such shares of excess stock. Shares of excess stock are not otherwise transferable. If the purported transferee attempts to transfer shares of our stock before discovering that the shares have been converted into and exchanged for shares of excess stock, the shares will be deemed to have been sold on behalf of the trust and any amount received by the purported transferee in excess of what the purported transferee would have been entitled to receive as consideration for designating a designated beneficiary must be paid to the trustee on demand.
Holders of shares of excess stock are not entitled to vote on any matter submitted to a vote at a meeting of our stockholders. Upon the voluntary or involuntary liquidation, dissolution or winding up of the company, the trustee must distribute to the designated beneficiary any amounts received as a distribution on the shares of excess stock that do not exceed the price per share paid by the purported transferee in the transaction that created the violation or, if the purported transferee did not give value for such shares, the market price of the shares of our stock that were converted into and exchanged for shares of excess stock, on the date of the purported transfer or other event that resulted in such conversion and exchange. Any amount received upon the voluntary or involuntary liquidation, dissolution or winding up of the company not payable to the designated beneficiary, and any other dividends or distributions paid on shares of excess stock, will be distributed by the trustee to the charitable beneficiary.
Every holder of more than 1% of the number or value of outstanding shares of our stock must give written notice to us stating the name and address of such owner, the number of shares of stock beneficially or constructively owned and a description of the manner in which the shares are owned. Our Board of Directors may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in our charter if ownership of shares of capital stock by such persons would not disqualify us as a REIT under the Code.

Description of Common Stock
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the Common Stock that we may offer under this prospectus. As of the date of this prospectus, we have 85,166,195 shares of Common Stock outstanding. While the terms we have summarized below will apply generally to any future Common Stock we may offer, we will describe the particular terms of any Common Stock that we may offer in more detail in the applicable prospectus supplement, including a prospectus supplement providing that Common Stock will be issuable upon conversion of any warrants issued by us. The terms of any Common Stock we offer under that prospectus supplement may differ from the terms we describe below.
Relationship of Common Stock and Preferred Stock. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of our existing Series D Preferred Stock (described below under “Description of Capital Stock-Description of Preferred Stock”) and any Preferred Stock that may be issued in the future. Our Board of Directors may cause Preferred Stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.
Ownership Restrictions. Our Common Stock is subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Code, which are described under “Description of Capital Stock - Restrictions on Ownership and Transfer.”
Preferences, Sinking Fund Provisions, Appraisal Rights and Preemptive Rights. Any shares of Common Stock that we may issue will, when issued, be fully paid and nonassessable and will have no preferences, conversion, sinking fund, redemption rights (except with respect to shares of excess stock, described above) or preemptive rights to subscribe for any of our capital stock. Our stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights.
Voting Rights. Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of Common Stock, our common stockholders will have one vote per share on all matters submitted to a vote of the common stockholders, including the election of directors. Except as provided with respect to any other class or series of capital stock, the holders of Common Stock will possess the exclusive voting power.
There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares of Common Stock, if any, will not be able to elect any directors, except as otherwise provided for in any other class or series of our capital stock, including any Preferred Stock.
Distributions. Subject to any preferential rights granted to any class or series of our capital stock, including any Preferred Stock, and to the provisions of our charter regarding restrictions on transfer and ownership of shares of Common Stock, holders of our Common Stock will be entitled to receive dividends or other distributions if, as and when authorized by our Board of Directors and declared by us out of funds legally available for dividends or other distributions to stockholders. Subject to the provisions in our charter regarding restrictions on ownership and transfer, all shares of our Common Stock have equal distribution rights. In the event of our liquidation, dissolution or winding up, after payment of any preferential amounts to any class of Preferred Stock which may be outstanding and after payment of, or adequate provision for, all of our known debts and liabilities, holders of Common Stock and excess stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.
Stockholder Liability. Under Maryland law, holders of our Common Stock will generally not be liable for our obligations solely as a result of their status as stockholders.
Transfer Agent. The registrar and transfer agent for shares of our Common Stock is Equiniti Trust Company, LLC.
The description of the provisions of the shares of Common Stock set forth in this prospectus and in any related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to our charter and bylaws. You should read these documents carefully to fully understand the terms of the shares of Common Stock.

Description of Preferred Stock
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the Preferred Stock that we may offer under this prospectus. As of the date of this prospectus, we have 12,982,064 shares of Series D Preferred Stock outstanding. While the terms we have summarized below will apply generally to any future Preferred Stock we may offer, we will describe the particular terms of any Preferred Stock that we may offer in more detail in the applicable prospectus supplement. The terms of any Preferred Stock we offer under that prospectus supplement may differ from the terms we describe below.
General. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by our Board of Directors. Before issuance of shares of each series, the Board of Directors is required to fix for each such series, subject to the provisions of MGCL and our charter, the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions and terms and conditions of redemption, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof.
The Preferred Stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our Common Stock. Also, the issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of our Common Stock. Our Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that holders of some, or a majority of, shares of Common Stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of Common Stock might receive a premium for their shares of Common Stock over the then market price of such shares.
Any shares of Preferred Stock that we may issue will, when issued, be fully paid and nonassessable and will have no preemptive rights. Both our Preferred Stock and our Common Stock are subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Code, which are described under “Description of Capital Stock - Restrictions on Ownership and Transfer.”
The prospectus supplement relating to any shares of Preferred Stock offered thereby will contain the specific terms, including:
•	the title and stated value of such shares of Preferred Stock;
•	the number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such shares of Preferred Stock;
•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of Preferred Stock;
•	the date from which dividends on such shares of Preferred Stock will accumulate, if applicable;
•	the procedures for any auction and remarketing, if any, for such shares of Preferred Stock;
•	the provision for a sinking fund, if any, for the shares of Preferred Stock;
•	the provisions for redemption, if applicable, of the shares of Preferred Stock;
•	whether or not any restrictions on the repurchase or redemption of shares exists while there is any arrearage in the payment of dividends or sinking fund installments;
•	any listing of the shares of Preferred Stock on any securities exchange;
•
the terms and conditions, if applicable, upon which the shares of Preferred Stock will be convertible into shares of our Common Stock, including the conversion price (or manner of calculation thereof);

•	a discussion of U.S. federal income tax considerations applicable to such shares of Preferred Stock;
•	the relative ranking and preferences of such shares of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;
•	the relative ranking and preferences of such shares of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•
any limitations on issuance of any series of shares of Preferred Stock ranking senior to or on a parity with such series of shares of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of such shares of Preferred Stock, in each case as may be appropriate to preserve our status as a REIT;
•	the voting rights, if any, of such shares of Preferred Stock;
•	in the case of an offering of additional shares of Preferred Stock of an existing series, the number of shares of such series previously issued;
•	the preemptive rights of the Preferred Stock, if applicable;
•	the restrictions on alienability of the Preferred Stock, if applicable; and
•	any other specific terms, preferences, rights, limitations or restrictions of such shares of Preferred Stock.
Rank. Unless otherwise specified in the applicable prospectus supplement, the Preferred Stock offered hereunder will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and allocation of our earnings and losses: (i) senior to all classes or series of our Common Stock, and to all equity securities ranking junior to the Preferred Stock; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to any equity securities that may be issued by us the terms of which specifically provide that such equity securities rank senior to the Preferred Stock.
Distributions. Subject to any preferential rights of any outstanding securities or series of securities, the holders of Preferred Stock will be entitled to receive dividends, when and as authorized by our Board of Directors and declared by us, out of legally available funds, and share pro rata the amount to be distributed to such class or series of Preferred Stock based on the number of shares of Preferred Stock of the same class or series outstanding. Distributions will be made at such rates and on such dates as will be set forth in the applicable prospectus supplement
Voting Rights. Unless otherwise indicated in the applicable prospectus supplement, holders of our Preferred Stock will not have any voting rights.
Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of stock ranking junior to our Preferred Stock, the holders of our Preferred Stock will be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding Preferred Stock and the corresponding amounts payable on all of our other outstanding equity securities ranking on a parity with the Preferred Stock in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our Preferred Stock and the holders of such other outstanding equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
If liquidating distributions are made in full to all holders of our Preferred Stock, our remaining assets will be distributed among the holders of any other classes or series of equity securities ranking junior to the Preferred Stock in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares of stock.
If we consolidate or merge with or into, or sell, lease or convey all or substantially all of our property or business to, any corporation, trust or other entity, such transaction will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.
Conversion Rights. The terms and conditions, if any, upon which any Preferred Stock offered hereby will be convertible into Common Stock will be set forth in the applicable prospectus supplement. If applicable, such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.
Redemption. If so provided in the applicable prospectus supplement, our Preferred Stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.
Stockholder Liability. Under Maryland law, holders of our Preferred Stock will not be liable for our obligations solely as a result of their status as stockholders.
6.375% Series D Cumulative Redeemable Preferred Stock
We currently have authorized 18,700,000 shares and outstanding 12,982,064 shares of Series D Preferred Stock. Dividends on the outstanding shares of Series D Preferred Stock are cumulative and are payable quarterly in arrears at the rate of 6.375% per annum of the $25.00 per share liquidation preference, or an annual dividend of $1.59375 per share. The Series D Preferred Stock has no maturity and will remain outstanding indefinitely unless redeemed or otherwise repurchased. The Series D Preferred Stock is redeemable at the Company’s option for cash, in whole or, from time to time, in part, at a price per share equal to $25.00, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.
In addition, upon the occurrence of a Change of Control (as defined in the Articles Supplementary setting forth the terms of the Series D Preferred Stock on file with the State Department of Assessments and Taxation of Maryland), or during any period of time that both (i) the Series D Preferred Stock is not listed on the NYSE, the NYSE American LLC or the NASDAQ, or listed or quoted on a successor exchange or quotation system, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series D Preferred Stock is outstanding (a “Series D Delisting Event”), we may, subject to certain conditions and at our option, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the date of the Change of Control or 90 days after the date of the Series D Delisting Event, for a cash redemption price per share of Series D Preferred Stock equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to the date of redemption.
Upon the occurrence of a Series D Delisting Event or Change of Control, each holder of the Series D Preferred Stock will have the right to convert all or part of the shares of the Series D Preferred Stock held into Common Stock, unless we elect to redeem the Series D Preferred Stock. Except as described in the preceding sentence, the Series D Preferred Stock is not convertible into or exchangeable for any other securities or property.
We will not declare or pay or set aside for payment any dividends (other than a dividend paid in shares of our Common Stock or any other class or series of shares that ranks junior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding up) or declare or make any other distribution of cash or other property on our Common Stock or any other class or series of shares that ranks junior to or on a parity with our Series D Preferred Stock as to dividends and other distributions or redeem, purchase or otherwise acquire any shares of our Common Stock or any other class or series of shares that ranks junior to or on a parity with the Series D Preferred Stock as to dividends and other distributions (except by conversion into or exchange for shares of Common Stock or any other class or series of shares that ranks junior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding up and except for the redemption or acquisition of shares pursuant to the provisions of our charter relating to the restrictions upon ownership and transfer of our capital stock), unless we have also paid or declared and set aside for payment full cumulative dividends on the Series D Preferred Stock for all past dividend periods.
The Series D Preferred Stock ranks senior to our Common Stock with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up. In addition to other preferential rights, each holder of the Series D Preferred Stock is entitled to receive a liquidation preference, which is equal to $25.00 per share of Series D Preferred Stock, plus any accumulated and unpaid distributions thereon (whether or not declared), before the holders of our Common Stock or other junior securities receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding up.
Holders of our Series D Preferred Stock generally have no voting rights. However, if we fail to pay dividends on the outstanding shares of Series D Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of the Series D Preferred Stock (and all other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends or upon liquidation and which have similar voting rights, voting together as a single class) will have the exclusive power, until all accumulated and unpaid dividends on the Series D Preferred Stock have been fully paid or declared and set apart for payment, to elect two additional directors to our board of directors. Any director so elected will serve on our board of directors until all accumulated and unpaid dividends on the Series D Preferred Stock and each such other series of Preferred Stock have been fully paid or declared and set apart for payment. In addition, we may not authorize or issue any class or series of shares ranking senior to the Series D Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior class or series of shares) or amend our charter to materially and adversely change the terms of the Series D Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and of all other similarly-affected classes and series of our Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends and upon liquidation and which have similar voting rights, voting together as a single class.
Transfer Agent. The registrar and transfer agent for our Series D Preferred Stock is Equiniti Trust Company, LLC. The registrar and transfer agent for any future series of Preferred Stock we may issue will be identified in the applicable prospectus supplement.
The description of the provisions of the shares of Preferred Stock set forth in this prospectus and in any related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive articles supplementary to our charter relating to such series of shares of Preferred Stock. You should read these documents carefully to fully understand the terms of the shares of Preferred Stock. In connection with any offering of shares of Preferred Stock, articles supplementary will be filed with the SEC as an exhibit or incorporated by reference in the Registration Statement of which this prospectus is a part.

DESCRIPTION OF WARRANTS
The following description sets forth certain general terms and provisions of the warrants that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the warrants that we may offer and the related agreements will be described in the prospectus supplement relating to those warrants. For more information, you should review the relevant form of warrant agreement and the relevant form of warrant certificate, if any, which are or will be filed with the SEC.
General
We may issue warrants to purchase our Common Stock or Preferred Stock or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent we select.
Investors should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including:
•	the title of the warrants;
•	the aggregate number of the warrants;
•	the price or prices at which the warrants will be issued;
•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;
•
our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or any combination of the foregoing purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;
•	if applicable, the date on and after which the warrants and such related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of certain U.S. federal income tax considerations; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities from time to time, in one or more series, which may be either senior or subordinated debt and may be convertible into or exchangeable for our capital stock. Any senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. Any subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing such debt securities and the applicable prospectus supplement, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our Common Stock or other securities of ours. Any such conversion may be mandatory or at the holder’s option and would be on terms and at a conversion rate or rates set forth in the instrument governing the applicable debt securities and the prospectus supplement relating to such debt securities.
Currently, although we have substantial indebtedness, we do not have any outstanding debt securities, other than our outstanding $102.7 million of Series A Bonds due 2027 and our outstanding $80.2 million of Series B Bonds due 2030, which were issued in February 2022 and July 2025, respectively, in offerings to investors in Israel. The following description sets forth certain general terms and provisions of the debt securities that we may issue pursuant to this prospectus and the indenture under which such debt securities may be issued. This description of the indenture and the debt securities is a summary only and is incomplete and subject to, and qualified in its entirety by reference to, the provisions of the indenture, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and each applicable supplemental indenture, as well as the provisions of the debt securities being offered. While we expect the terms summarized below to apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below, and therefore the prospectus supplement for a particular series of debt securities may add, update or change the terms of the debt securities as described below. We urge you to carefully read any applicable prospectus supplements. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, forms of any debt securities being offered and each applicable supplemental indenture under which any series of debt securities will be issued, setting forth the specific terms of such series of debt securities.
General. The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, a supplemental indenture or an officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet). We will describe in the applicable prospectus supplement (including any pricing supplement or term sheet) the specific terms of the debt securities being offered, including:
•	the title;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, and in the case of debt securities being issued in global form, the identity of the depositary;
•	the maturity date;
•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of any subordination of any series of debt securities;
•	the place where payments will be payable;
•	whether payment of principal and interest on the debt securities may be paid in our securities rather than, or in addition to, cash and the terms of any such rights;
•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•
the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the debt securities will restrict our ability and/or the ability of our subsidiaries to:
○	incur additional indebtedness;
○	issue additional securities;
○	create liens;
○	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
○	redeem capital stock;
○	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
○	make investments or other restricted payments;
○	sell or otherwise dispose of assets;
○	enter into sale-leaseback transactions;
○	engage in transactions with stockholders and affiliates;
○	issue or sell stock of our subsidiaries; or
○	effect a consolidation or merger;
•	whether the debt securities will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material U.S. federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund or analogous fund, if any;
•	the applicability of provisions in the debt securities on discharge;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights. We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our Common Stock, Preferred Stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Common Stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.
Consolidation, Merger or Sale. We do not currently expect our debt securities to contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets may be required to assume all of our obligations under the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the entity with which we consolidate or merge or to which we sell all or substantially all of our assets may be required to make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.
Events of Default Under the Debt Securities. Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following will be events of default with respect to any series of debt securities that we may issue:
•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;
•
if we fail to observe or perform any other covenant contained in the debt securities, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debt securities agent or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series;

•	if specified events of bankruptcy, insolvency or reorganization occur; and
•	any other event of default provided in or pursuant to the applicable indenture or supplemental indenture, and described in the prospectus supplement with respect to the debt securities of that series.
The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the form of debt security and/or agreement or indenture. Any waiver shall cure the default or event of default.
The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such holders with respect to the debt securities of that series.
Subject to the terms of the debt securities, if an event of default thereunder shall occur and be continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under the indenture or the debt securities at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:
•	the direction so given by the holders is not in conflict with any law or the applicable debt securities; and
•	the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
A holder of the debt securities of any series will have the right to institute a proceeding under the debt securities or to appoint a receiver or trustee, or to seek other remedies, only if:
•	the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;
•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the indenture trustee to institute the proceeding as trustee; and

•
the indenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We may periodically file statements with the indenture trustee regarding our compliance with specified covenants in the documentation governing such debt securities.
Modification; Waiver. We and the indenture trustee for any series of debt securities may change the form of debt security and/or indenture or supplemental indenture without the consent of any holders with respect to specific matters:
•	to fix any ambiguity, defect or inconsistency in the documentation governing the debt securities;
•	to comply with the provisions described above under “Description of Debt Securities - Consolidation, Merger or Sale;”
•
to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities - General” to establish the form of any certifications required to be furnished pursuant to the terms of any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment thereunder by a successor indenture trustee;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;
•	to provide any security for or guarantees of the debt securities or for the addition of an additional obligor on the debt securities;
•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, if applicable;
•
to change or eliminate any of the provisions of the indenture, provided that any such change or elimination will not become effective with respect to any outstanding securities of any series created prior to the execution of the supplemental indenture which is entitled to the benefit of such provision;

•	to permit or facilitate the defeasance and discharge of the debt securities;
•
to add to our covenants new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.
In addition, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the indenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:
•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities;
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver;
•	making payments on the debt securities of any series payable in a currency other than as originally stated in such debt securities;
•	impairing the holder’s right to institute suit for the enforcement of any payment on the debt securities of any series;
•
making any change in the percentage of the principal amount of the debt securities of any series necessary to waive compliance with provisions in the indenture governing lawsuits pursuable by a holder of debt securities or waiver of past defaults or making any change with respect to this clause; or

•	waiving a continuing default or event of default regarding any payment on the debt securities of any series.

Discharge. The documentation governing the debt securities may provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including being discharged from our obligations to:
•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	recover excess money held by the indenture trustee or any paying agent;
•	indemnify the indenture trustee; and
•	appoint any successor indenture trustee.
In order to exercise our rights to be discharged, we must deposit with the indenture trustee or other paying agent named in the applicable indenture or supplemental indenture money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series being discharged on the dates payments are due.
Form, Exchange and Transfer. We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.
At the option of the holder, subject to the terms of the debt securities set forth in the applicable prospectus supplement, a holder of the debt securities of any series may exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the debt securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
If we elect to redeem the debt securities of any series, we will not be required to:
•
issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.
Information Concerning the Indenture Trustee. Other than during the occurrence and continuance of an event of default under the debt securities, the indenture trustee for a series of debt securities will be obligated to perform only those duties as are specifically set forth in the applicable documentation for such debt securities. Upon an event of default under the debt securities, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers given it by the debt securities or the indenture or any applicable supplemental indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. We will name in the applicable prospectus supplement relating to a series of debt securities the indenture trustee that we designate for such series of debt securities.

Payment and Paying Agents. Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. We will name in the applicable prospectus supplement any paying agents that we initially designate for the debt securities of a particular series.
All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
Governing Law. The debt securities will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN PROVISIONS OF MARYLAND LAW
AND OUR CHARTER AND BYLAWS
We are incorporated under the laws of the State of Maryland. The following is a summary of certain provisions of the MGCL and our charter and bylaws. Because this description is only a summary, it does not contain all the information about the MGCL or our charter and bylaws that may be important to you. In particular, you should refer to, and this summary is qualified in its entirety by reference to, the MGCL and our charter, including any articles supplementary, and bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our charter and our bylaws. Copies of our charter and bylaws are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
The Board of Directors. Our Board of Directors is currently comprised of twelve directors. Our charter and bylaws provide that the Board may alter the number of directors to a number not exceeding fifteen or less than three. Our charter provides that the members of the Board shall be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director will serve for a three year term or until his or her successor is duly elected and has qualified. Stockholders will have no right to cumulative voting in the election of directors.
Business Combinations. Under the Maryland Business Combination Act, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•
an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the Board of Directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.
After the five-year prohibition, any business combination between a Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the MGCL, our charter exempts any business combination between us and Monmouth Real Estate Investment Corp. (“MREIC”), which was acquired by a third party in February 2022.
Control Share Acquisitions. The provisions of the Maryland Control Share Acquisition Act provide that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to such shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the issuer. A control share acquisition means, subject to certain exceptions, the acquisition of issued and outstanding control shares.
A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the provisions of the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that our Board of Directors will not eliminate this provision at any time in the future.
Unsolicited Takeovers Act. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•	a classified board of directors;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•
a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for stockholders to call a special meeting of stockholders.
Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) have a classified Board of Directors, (b) require a two-thirds vote for the removal of any director, (c) vest in the Board of Directors the exclusive power to fix the number of directors and (d) require, unless called by the president, the Chairman of the Board of Directors or a majority of the Board of Directors, the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting to call a special meeting of stockholders. We have elected to be governed by the provision of Subtitle 8 providing that a vacancy on the Board of Directors may be filled only by the remaining directors, for the remainder of the full term of the class of directors in which the vacancy occurred.
Advance Notice of Director Nominations and New Business. Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our Board of Directors and the proposal of business to be considered by stockholders at an annual meeting may be made only (i) pursuant to the notice of the meeting, (ii) by our Board of Directors or (iii) by one of our stockholders who is a stockholder of record at the time the stockholder provides notice required by our bylaws, on the record date and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of our stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors at a special meeting of stockholders may be made only (i) by the Board of Directors or (ii) provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record at the time the stockholder provides notice required by our bylaws, on the record date and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
Meetings of Stockholders. Under our bylaws, annual meetings of stockholders are to be held each year at such time and on such date as determined by our Board of Directors. Special meetings of stockholders may be called only by our Board of Directors, by the chairman of our Board of Directors or by the president and must be called by the secretary upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.
Amendment of Charter and Bylaws. Our charter generally may be amended only upon approval of our Board of Directors and the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Under the MGCL, certain charter amendments may be effected by the Board of Directors, without stockholder approval, such as an amendment changing the name of the corporation or an amendment increasing or decreasing the number of its authorized shares of stock. Our bylaws may be amended only by vote of a majority of our Board of Directors.
Extraordinary Transactions. We may merge or consolidate with another entity, convert into another form of entity, engage in a statutory share exchange or sell all or substantially all of our assets generally only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Because our operating assets may be held by our wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.
Dissolution. Any dissolution must be advised by a majority of our entire Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.
Removal of Directors. Our charter provides that a director may be removed only for cause, as defined in the charter, and only by the affirmative vote of stockholders entitled to cast not less than two-thirds of the votes entitled to be cast in the election of directors, generally. This provision, when coupled with the subtitle 8 election vesting in our Board of Directors the sole power to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by the removal with their own nominees.
Exclusive Forum. Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. This provision does not cover claims made by stockholders pursuant to the securities laws of the United States, or any rules or regulations promulgated thereunder.

Anti-Takeover Effect of Certain Provisions of Maryland Law and our Charter and Bylaws. The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for holders of the Common Stock or otherwise be in their best interest. Likewise, if our Board of Directors were to opt in to the provisions of Subtitle 8 of Title 3 of the MGCL not already applicable to the Company, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitations on Liability. The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that limits the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Our charter requires us, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to our directors and officers, whether serving us or at our request any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as our directors or officers. Our charter authorizes us to provide the same indemnification and advancement of expenses to our employees and agents.
We have entered into indemnification agreements with our directors and executive officers which generally provide that we are required to indemnify any director or executive officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which the director or executive officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or executive officer was acting in his or her capacity as our director or executive officer; and (ii) any inquiry, hearing or investigation that such director or executive officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a description of the material U.S. federal income tax considerations to a holder of our Common Stock. An applicable prospectus supplement will contain information about additional U.S. federal income tax considerations, if any, relating to particular offerings of our securities. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to a prospective Common Stock holder in light of his or her particular circumstances or to stockholders (including insurance companies, tax exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the U.S. federal income tax laws.
Paul Hastings LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable U.S. federal income tax law, is correct in all material respects and fairly summarizes in all material respects the U.S. federal income tax laws referred to herein. This opinion is limited to this discussion under the heading “Material United States Federal Income Tax Consequences” and is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our stock to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the IRS or will be sustained by a court if so challenged.
Each prospective purchaser is advised to consult the applicable prospectus supplement, as well as his or her own tax advisor, regarding the specific tax consequences to him or her of the acquisition, ownership and sale of securities of an entity electing to be taxed as a real estate investment trust, including the federal, state, local, foreign, and other tax consequences of such acquisition, ownership, sale, and election and of potential changes in applicable tax laws.
Taxation as a REIT
General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective as of January 1, 1992. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual and quarterly operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See “Failure to Qualify” below.
The following is a general summary of the material Code provisions that govern the U.S. federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the Treasury Regulations, and administrative and judicial interpretations thereof.
Paul Hastings LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2026 and thereafter. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Paul Hastings LLP as to factual matters relating to our organization and operation. Since qualification as a REIT requires us to satisfy certain income and asset tests, Paul Hastings LLP’s opinion is based upon assumptions and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.
Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual and quarterly operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Paul Hastings LLP will not review our operating results on an ongoing basis. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances and the REIT rules, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.
If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation.
Notwithstanding our REIT election, however, we will be subject to U.S. federal income tax in the following circumstances:
•
First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level.

•
Second, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

•
Third, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions.

•
Fourth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

•
Fifth, if we should fail to satisfy certain REIT asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by certain disqualified assets for a specified period of time.

•
Sixth, if we fail to satisfy REIT requirements other than the income or asset tests but nonetheless maintain our qualification because certain other requirements are met, we must pay a penalty of $50,000 for each such failure.

•
Seventh, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders, as discussed in “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•
Eighth, if we acquire any asset “in a conversion transaction” (which generally refers to a transaction in which the basis of the acquired asset in our hands is determined by reference to the basis of the asset in the hands of a “C corporation” or a partnership that has one or more corporate partners), and we subsequently recognize gain on the disposition of the asset during the 5-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate rate on such gain (in the case of the partnership with a corporate partner, this refers to the gain allocable to the corporate partner) to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset, assuming that the “C corporation” or partnership, as applicable, will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire the asset.
•
Ninth, we would be subject to a 100% penalty tax on gains from “prohibited transactions” (generally amounts received upon the sale of certain assets) or on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income taxes, including payroll taxes and state, local and foreign income, property or other taxes on assets and operations.
Requirements for Qualification
The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 860; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient Common Stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.
To qualify as a REIT, we are required to have a taxable year that is the calendar year. In addition, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with these requirements.
Pursuant to applicable Treasury Regulations, to be taxed as a REIT, we are required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares, or risk facing a monetary penalty. We have complied with such requirements. If we comply with these regulatory rules, and we do not know, or by exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.
Qualified REIT Subsidiaries
If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries
A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to U.S. federal income tax, and state and local income tax where applicable, as a regular “C corporation.”
Generally, a taxable REIT subsidiary can (i) perform certain impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests and (ii) engage in property sale transactions without causing us to be treated as engaging in a prohibited transaction. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently have a taxable REIT subsidiary, UMH Sales and Finance, Inc., and may establish additional taxable REIT subsidiaries in the future.
Income Tests
In order for us to maintain qualification as a REIT, two separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, certain foreign currency gains and cancellation of indebtedness income) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” interest derived from mortgage loans secured by real property (including certain qualified mezzanine financings secured by interests in entities owning real property), dividends from other REITs, gains from the sale of real estate assets, and income from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, certain foreign currency gains and cancellation of indebtedness income) for each taxable year must be derived from the real property investments described above, or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.
Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.
Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively own 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Code Section 856(d)(8).
Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property” for REIT qualification purposes. This 15% test is based on relative fair market values of the real and personal property.
Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we may only provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.
In addition to being structured to satisfy the above listed conditions, our leases will be structured with the intent to qualify as true leases for U.S. federal income tax purposes. If, however, our leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we, our applicable subsidiary or other lessor entity receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose our REIT status.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. The relief provisions generally are available with respect to a failure to meet such tests if our failure was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income is set forth in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, various taxes and penalties may be imposed on us.
Other Rules Regarding Income
Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. The amount of gain would include any gain realized by qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT since such income is disregarded for purposes of these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. However, the Code provides a safe harbor pursuant to which limited sales of properties held at least two years and meeting certain additional requirements will not be treated as prohibited transactions. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.
Foreclosure Property. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by us (a) as a result of our having bid in the property at foreclosure, or (b) having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by and secured by the property, in which case the related loan or lease was acquired by us at a time when default was not imminent or anticipated, and (ii) for which we make a proper election to treat the property as foreclosure property. Property otherwise qualifying as foreclosure property has that status for the year of acquisition plus the three following years, unless such period is extended by the IRS. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test.
Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from such transactions is generally not qualifying income for purposes of the 95% and 75% gross income tests. However, to the extent the transaction (i) hedges (A) any indebtedness incurred or to be incurred by the trust to acquire or carry real estate assets, (B) the risk of currency fluctuations with respect to any otherwise qualifying item of REIT income or (C) with respect to a previously disposed of hedge described in (A) or (B) and (ii) is properly identified, such hedge will not generate gross income for purposes of the 95% and 75% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
Asset Tests
At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets.
1.
At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities as such terms are defined in the Code. Our real estate assets include, for this purpose, our allocable share of real estate assets held by any partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

2.	Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.
3.
Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4.	Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.
5.
Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below.

6.
For tax years beginning after July 30, 2008 and for tax years beginning on or before December 31, 2017, not more than 25% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. For tax years beginning on or before July 30, 2008, and for tax years beginning after December 31, 2017, not more than 20% (25% for our 2026 and future tax years) of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

7.
For taxable years beginning after December 31, 2015, no more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934) to the extent such debt instruments are not secured by real property or interests in real property.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.
Securities, for purposes of the asset tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) straight debt securities of an issuer which meet the requirements of Code Section 856(m)(2), discussed below; (2) any loan to an individual or an estate; (3) any Section 467 rental agreement, other than with certain related persons; (4) any obligation to pay rents from real property as defined in Code Section 856(d)(1); (5) any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) any security issued by a REIT; or (7) any other arrangement as determined by the IRS. Under Code Section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (i) which is not convertible, directly or indirectly, into stock and (ii) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (a) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (b) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds

$1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.
Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. In addition, the REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership. Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in Code Section 856(c)(3), which sets forth the general REIT income test.
Certain corporate or partnership securities that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than 1% of the issuer’s outstanding securities.
With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the debt safe harbors with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.
After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, 10% or 5% asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy any such test arises immediately after, and is wholly or partly the result of, the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, 10% or 5% asset tests. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.
A REIT will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT’s assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either: (x) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the IRS), or (y) otherwise meet the requirements of those rules by the end of such time period.
In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the IRS in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the IRS) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the earlier of (i) the date when the REIT disposes of such assets or (ii) the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.

Also, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.
Annual Distribution Requirements
In order to qualify as a REIT, we must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration (although in this case the REIT will pay a 4% excise tax on the undistributed taxable income from the prior year). Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.
We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing or pay distributions in the form of taxable stock dividends to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.
Under certain circumstances, we may be able to rectify a failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, in those cases we may avoid being subject to income tax by distributing deficiency dividends; however, we will be required to pay the 4% excise tax plus interest to the IRS based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify
If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will such distributions be required to be made. In such event, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits (although non-corporate taxpayers may be eligible for the preferential rates on qualified dividend income with respect to such distributions) and corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.
Like-Kind Exchanges
We may in the future elect to dispose of one or more properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges would be intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Tax Cuts and Jobs Act of 2017
The Tax Cuts and Jobs Act of 2017 (the “TCJA”) reduced the 35% maximum corporate income tax rate to a flat 21% corporate rate which would be applicable to any U.S. federal income tax liability we incur. The TCJA also permanently eliminated the corporate alternative minimum tax, including for REITs, and generally limits the net interest expense deduction, including for REITs, to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. For purposes of this limitation, adjusted taxable income generally excludes items not allocable to a trade or business, business interest or expense, the deduction under Section 199A, and net operating losses, and for taxable years beginning after December 31, 2021, is determined in a manner that generally takes into account deductions for depreciation, amortization and depletion. The TCJA allows a real property trade or business to elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property, and a 20-year recovery period for related improvements described below. Disallowed interest expense is carried forward indefinitely (subject to special rules for partnerships). The application of the interest deduction limitation may increase the amount of required distributions on our Common Stock. In addition, the net operating loss deduction is limited to 80% of taxable income (before the 20% deduction).
Inflation Reduction Act
In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our Common Stock. On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IRA”). The IRA includes numerous tax provisions that impact corporations, including the implementation of a corporate alternative minimum tax as well as a 1% excise tax on certain stock repurchases and economically similar transactions. However, REITs are excluded from the definition of an “applicable corporation” and therefore are not subject to the corporate alternative minimum tax. Additionally, stock repurchases by REITs are specifically excepted from the 1% excise tax. Our taxable REIT subsidiary operates as a standalone corporation and therefore could be adversely affected by the IRA. We will continue to analyze and monitor the application of the IRA to our business; however, the effect of these changes on the value of our assets, our shares or market conditions generally, is uncertain.
Opportunity Zones
In July 2022, the Company invested $8.0 million, representing a portion of the capital gain the Company recognized from its investment in MREIC, which was acquired by a third party in February 2022, in UMH OZ Fund, LLC (“OZ Fund”), a new entity formed by the Company. The OZ Fund was created to acquire, develop and redevelop manufactured housing communities requiring substantial capital investment and located in areas designated as Qualified Opportunity Zones by the Treasury Department pursuant to a program authorized under the 2017 TCJA to encourage long-term investment in economically distressed areas. The Company owns a 77% interest in the OZ Fund. The OZ Fund was designed to allow the Company and other investors in the OZ Fund (which include certain of the Company’s directors) to defer the tax on recently realized capital gains reinvested in the OZ Fund until December 31, 2026 and to potentially obtain certain other tax benefits. The Company manages the OZ Fund and will receive certain management fees as well as a 15% carried interest in distributions by the OZ Fund to the other investors (subject to first returning investor capital with a 5% preferred return).
Some aspects of the Treasury Department’s Qualified Opportunity Zone rules remain uncertain. Technical corrections legislation may be needed to clarify certain of the provisions in the Qualified Opportunity Zone rules and to give proper effect to Congressional intent. No assurance can be provided that additional legislation will be enacted, and even if enacted, that such additional legislation will clearly address all items that require or would benefit from clarification. In the case of the OZ Fund, the statutory language leaves some issues unresolved. It is unclear if additional guidance will be released, or in what manner Treasury will resolve the any remaining areas of uncertainty in the OZ Fund. Moreover, additional legislation or guidance may provide that due to the opportunity zone fund’s structure, investment strategies and/or practices (or otherwise), the OZ Fund will be unable to qualify as a Qualified Opportunity Zone fund or provide the Company with the anticipated tax benefits. There can be no guarantee that the OZ Fund will qualify under the Qualified Opportunity Zone rules as a Qualified Opportunity Zone fund, that we will be a qualifying investor under the Qualified Opportunity Zone rules, or that we will be able to realize, through our investment in the OZ Fund, any of the desired potential tax benefits.
Generally, we must hold our interest in a Qualified Opportunity Zone for at least 10 years to qualify for the maximum tax benefits permissible under the Qualified Opportunity Zone rules. As such, we expect that we will be unable to liquify our investment during the life of the OZ Fund. Moreover, we may have taxable income in excess of cash flow and the OZ Fund may not be able to provide sufficient liquidity on or before December 31, 2026 to pay certain deferred taxes with respect to our investment in the OZ Fund.
Taxation of Common Stock Holders
Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term “U.S. stockholder” means a beneficial owner of our Common Stock that is for federal income tax purposes:
•	a citizen or resident of the United States, as defined in Code Section 7701(b);
•
a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or
•
in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that has a valid election in place to be treated as a U.S. person.

Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. stockholder if it held the stock directly is also a U.S. stockholder.
As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Under current law, U.S. holders that are individuals, trusts and estates generally may deduct 20% of “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income eligible for capital gain tax rates). The overall deduction is limited to 20% of the sum of the taxpayer’s taxable income (less net capital gain) and certain cooperative dividends, subject to further limitations based on taxable income. The deduction, if allowed in full, equates to a maximum effective U.S. federal income tax rate on ordinary REIT dividends of 29.6%. In the case of individual stockholders, distributions, if designated by the REIT in a written notice mailed not later than 60 days after the close of its taxable year, may qualify (provided holding period and certain other requirements are met) as qualified dividend income eligible to be taxed at the reduced maximum rate of 20% to the extent that the REIT receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations (other than REITs) and qualified foreign corporations. A qualified foreign corporation generally includes a foreign corporation resident in a jurisdiction having a comprehensive double tax treaty in place with the U.S., but excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated as qualified dividend income by the REIT generally cannot exceed the sum of (1) the REIT’s qualified dividend income for the tax year, (2) the amount of its REIT taxable income and income taxed under the Code Section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by the REIT for the tax year and accumulated in a tax year during which the REIT was not subject to the REIT rules. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of Preferred Stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.
In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.
Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders as discussed below, will take into income the stockholder’s share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder’s share of the tax paid by us. The stockholder will increase the basis of such stockholder’s shares by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.
Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.
The highest marginal individual income tax rate currently is 37%. The maximum tax rate on long term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year (this is in addition to the Medicare tax described below). The maximum tax rate on long term capital gain from the sale or exchange of “section 1250 property”, or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property”. With respect to distributions that we designate as capital gain dividends, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000, and may carry forward unused capital losses indefinitely.
A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates and may deduct capital losses only to the extent of capital gains, though excess capital losses may be carried forward indefinitely. Under the TCJA, corporate NOLs arising in tax years beginning after December 31, 2017, can only offset 80% of taxable income (before the dividends paid deduction). These NOLs can now be carried forward indefinitely instead of the 20 year limitation, and carrybacks of these losses are no longer permitted. NOLs arising in tax years beginning before December 31, 2017 retain the same rules, and can be carried back two years and forward 20 years. There is no taxable income limit to usage of such losses. The CARES Act repeals the above 80% limitation for taxable years beginning before January 1, 2021, and allows a five-year carryback for NOLs arising in 2018, 2019 or 2020. This NOL carryback does not apply directly to REITs, however, taxable REIT subsidiaries are eligible to carry back NOLs and may benefit from this provision.
Upon any taxable sale or other disposition of our Common Stock or Preferred Stock, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes on the disposition of our stock in an amount equal to the difference between:
•	the amount of cash and the fair market value of any property received on such disposition; and
•	the U.S. stockholder’s adjusted basis in such stock for tax purposes.
Gain or loss will be capital gain or loss if the stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain will be subject to a maximum capital gain rate of 20%. To the extent that capital gain is realized by a stockholder on the sale of shares, the applicable Treasury Regulations as currently promulgated should not treat any such gain as “unrecaptured Section 1250 gain,” subject to a special rate of tax. However, new provisions or regulations could be promulgated in the future to produce a different result. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.
The treatment accorded to any redemption for cash (as distinguished from a sale, exchange or other disposition) of stock can only be determined on the basis of particular facts as to each stockholder at the time of redemption. In general, a stockholder will recognize capital gain or loss measured by the difference between the amount received by the stockholder upon the redemption and such stockholder’s adjusted tax basis in the shares redeemed (provided the shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the stockholder’s interest in all classes of our stock under Code Section 302(b)(3), (ii) is “substantially disproportionate” with respect to the stockholder’s interest in our stock under Code Section 302(b)(2), or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder under Code Section 302(b)(1). In applying these tests, there must be taken into account not only the Common Stock and Preferred Stock owned by the holder, but also any options (including stock purchase rights) to acquire either of the foregoing. The stockholder also must take into account any such securities (including options) which are considered to be owned by such stockholder by reason of the constructive ownership rules set forth in Code Sections 318 and 302(c).
If the redemption of stock does not meet any of the tests under Code Section 302, then the redemption proceeds received will be treated as a distribution on the stock. If the redemption is taxed as a dividend, the stockholder’s adjusted tax basis in the redeemed stock will be transferred to any other shares held by the stockholder. If the stockholder owns no other stock of ours, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. Proposed Treasury Regulations have been issued by the Treasury Department which, if issued in their current form, when effective, would prohibit the shifting of basis and would defer the recovery of the stockholder’s basis in any of our stock until the conditions described in the preceding paragraph are satisfied. We urge you to consult your tax advisor concerning the treatment of a cash redemption of stock.
For taxable years beginning after December 31, 2012, certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, subject to certain exceptions. Our dividends and any gain from the disposition of our stock generally will be the type of income that is subject to the Medicare tax.
Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our stock as “debt-financed property” within the meaning of the Code, the dividend income from us will not be unrelated business taxable income (“UBTI”), to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt-financed property within the meaning of Code Section 514 or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from U.S. federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Code Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.
A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the

UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.
The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “five or fewer” requirement without relying on the “look-through” rule. The restrictions on ownership and transfer of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the Board of Directors.
As discussed above in relation to taxable U.S. stockholders, we may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders, will take into income (and, if applicable, UBTI) the stockholder’s share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder’s share of the tax paid by us. The stockholder will increase the basis of such stockholder’s shares by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder.
Taxation of Non-U.S. Stockholders. As used herein, the term “non-U.S. stockholder” means a beneficial owner of our stock that is not a U.S. stockholder or a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (which we refer to collectively as Non-U.S. stockholders) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws with regard to an investment in our stock, including any reporting requirements.
Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate or eliminates the tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a United States trade or business, the Non-U.S. stockholder generally will be subject to tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless a lower treaty rate or another reason for a reduced or zero withholding rate applies and the Non-U.S. stockholder files with us an IRS Form W-8BEN, W8-BEN-E, W-8EXP, W-8IMY or W-8ECI evidencing eligibility for that reduced or zero withholding rate.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. stockholder’s shares, they will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. federal income tax at the rate of at least 15% on distributions to Non-U.S. stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.
Although the law is not clear on the matter, if we elect to retain and pay income tax on our long-term capital gains, it appears that amounts we designate as retained capital gains in respect of stock held by Non-U.S. stockholders generally should be treated with respect to Non-U.S. stockholders in the same manner as our actual distributions of capital gain dividends. Under this approach, a Non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability its proportionate share of the tax treated as paid by it on such retained capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax treated as paid by it exceeds its actual U.S. federal income tax liability.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions generally are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a United States business. Thus, Non-U.S. stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 21% of any distribution that could be designated by us as a capital gain dividend or, in certain circumstances, distributions following a designation of a prior distribution as a capital gain dividend. This amount is creditable against the Non-U.S. stockholder’s FIRPTA tax liability. Effective for taxable years beginning after October 22, 2004, however, REIT distributions attributable to gain from sales or exchanges of United States real property interests will be treated as ordinary income dividends rather than effectively connected income under the FIRPTA rules if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the foreign investor does not own more than 10% (5% for REIT distributions made before December 18, 2015) of the class of stock at any time during the taxable year within which the distribution is received. Capital gain dividends received by a Non-U.S. stockholder from a REIT that are attributable to dispositions by that REIT of assets other than United States real property interests are generally not subject to U.S. income or withholding tax.
Gain recognized by a Non-U.S. stockholder upon the sale or exchange of our stock generally would not be subject to U.S. federal income taxation unless:
•
the investment in our stock is effectively connected with the Non-U.S. stockholder’s U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

•
the Non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.
Our stock will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. stockholders.
We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT. However, we are permitted to presume that a person holding less than 5 percent of any class of our stock is a United States person, absent actual knowledge to the contrary.
The IRS recently released proposed regulations that would, if finalized, require certain “C corporations” to be looked through for purposes of testing domestically-controlled REIT status. This could make it more difficult for companies, such as ours, to be treated as a domestically controlled REIT. Although the regulations are proposed to be effective when finalized, the 5-year look back testing for domestically controlled REIT status could negatively impact existing REITs.
Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:
•	the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and
•
the selling Non-U.S. stockholder owned, actually or constructively, 10% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to regular U.S. federal income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or our stockholders transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.
Taxation of Holders of Our Warrants
Holders of warrants will not generally recognize gain or loss upon the exercise of a warrant. A holder’s basis in the Preferred Stock or Common Stock, as the case may be, received upon the exercise of the warrant will be equal to the sum of the holder’s adjusted tax basis in the warrant and the exercise price paid. A holder’s holding period in the Preferred Stock or Common Stock, as the case may be, received upon the exercise of the warrant will not include the period during which the warrant was held by the holder. Upon the expiration of a warrant, a holder will recognize a capital loss in an amount equal to his or her adjusted tax basis in the warrant. Upon a sale or exchange of a warrant to a person other than us, a holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the holder’s adjusted tax basis in the warrant. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the warrant was held for more than one year. Upon the sale of a warrant to us, the IRS may argue that a holder should recognize ordinary income on the sale. Prospective investors should consult their tax advisors as to the consequences of a sale of a warrant to us.
FATCA Withholding Tax and Information Reporting
Foreign Account Tax Compliance Act (FATCA). FATCA imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied.
As a general matter, payments to foreign entities (whether as beneficial owners or intermediaries) of dividends on common stock or interest on a debt obligation of a U.S. issuer will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting, due diligence and withholding requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of common stock or a debt obligation of a U.S. issuer on or after January 1, 2019, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued.
If withholding is required under FATCA on a payment related to our common stock or the debt securities, non-U.S. holders that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). We will not pay additional amounts in respect of amounts withheld under FATCA. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.
Information Reporting and Backup Withholding. Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of these information returns reporting such interest and withholding may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. In general, a non-U.S. holder will not be subject to backup withholding or additional information reporting requirements with respect to payments of interest that we make. In addition, proceeds from a sale or other disposition of a debt security by a non-U.S. holder generally will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale or disposition (including a retirement or redemption) of a debt security within the United States or conducted through certain U.S. or U.S.-related financial intermediaries, unless the statement described above has been received and we do not have actual knowledge or reason to know that the holder is a United States person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability if the required information is furnished in a timely manner to the IRS.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Paul Hastings LLP. Certain legal matters with respect to the validity of shares of our capital stock and certain other legal matters relating to Maryland law will be passed upon for us by Womble Bond Dickinson (US) LLP. The discussion of legal matters under “Material United States Federal Income Tax Consequences” is based upon an opinion of Paul Hastings LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in any applicable prospectus supplement.
EXPERTS
The consolidated financial statements and schedules of UMH Properties, Inc. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, included in our Annual Report on Form 10-K for the year ended December 31, 2025, have been incorporated by reference herein in reliance upon the report of PKF O’Connor Davies, LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a shelf registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC.
You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov). We also have a website (www.umh.reit) through which you may access our recent SEC filings. Information contained on our website is not a part of this prospectus. In addition, you may look at our SEC filings at the offices of the NYSE which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our Common Stock and Series D Preferred Stock are listed and traded on the NYSE. Our Common Stock is also listed and traded on the TASE.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information contained in documents that we file with the SEC. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede the information in this prospectus.
We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information “furnished” to the SEC under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference), until we sell all the securities offered by this prospectus.
•
Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 25, 2026 (including the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025 from our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2026);

•	Our Quarterly Report on Form 10-Q for the three-months ended March 31, 2026, filed with the SEC on April 30, 2026;
•	Our Current Report on Form 8-K filed with the SEC on May 11, 2026 (other than any information in such report that was “furnished” but not “filed”);
•
All other reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part, except for reports and information furnished under Current Reports on Form 8-K which is not deemed filed and not incorporated herein by reference; and

•
The descriptions of our Common Stock and Series D Preferred Stock contained in Exhibit 4.5 — Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 25, 2026.

You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:
UMH Properties, Inc.
Attention: Stockholder Relations
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, NJ 07728
(732) 577-9997

Up to $44,621,570
of
Common Stock
PROSPECTUS SUPPLEMENT
BMO Capital Markets
J.P. Morgan
Wells Fargo Securities
B. Riley Securities
Compass Point
May 12, 2026